EXHIBIT 99.1

October 16, 2006

Spacelabs Healthcare Issues Notice of Annual General Meeting and

Financial Statements for Fiscal 2006

Spacelabs Healthcare, Inc. (LSE:SLAB) (‘Spacelabs’ or the ‘Company’) an international developer, manufacturer and distributor of medical equipment and services today released its notice of Annual General Meeting and financial statements with accompanying footnotes in accordance with UK AIM listing rules, for the fiscal year ended June 30, 2006.

The Annual General Meeting is to be held on November 2, 2006 at the offices of Kirkpatrick & Lockhart Nicholson Graham LLP located at 110 Cannon Street, London EC4N 6AR.

The financial statements, attached herein, are to be read in conjunction with the results announced September 13, 2006.

As announced the financial highlights for fiscal year ended June 30, 2006 were:

•	Revenue up 12.7% to $220.6 million (FY 2005: $195.7 million)

•	Gross profit margin improved to 48.0% (FY 2005: 45.8%)

•	Operating income up 91.0% to $13.6 million (FY 2005: $7.1 million); Included in FY 2006 is $1.6 million of stock compensation related expenses not included in the prior year. Excluding stock compensation related expenses, operating income grew 112.8%

•	Net income up 82.1% to $8.4 million (FY 2005: $4.6 million); Excluding stock compensation related expenses, net income grew 103.5%

•	Cash and cash equivalents $8.8 million as of June 30, 2006 compared to $7.9 million as of June 30, 2005

For further information, please contact:

Spacelabs Healthcare, Inc.
Jeremy Norton, Director of Investor Relations	Tel: +1 310 717 9182

Financial Dynamics
Ben Atwell, John Gilbert	Tel: + 44 207 831 3113

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the company’s expectations, goals or intentions about the future, including, but not limited to, statements regarding performance of the company during the remainder of fiscal year 2006, the launch of the Blease Sirius anaesthesia system into the U.S. market, and strategic acquisitions of complementary products and services. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that the company will be able to perform in accordance with published or other market expectations, that the Blease Sirius anaesthesia system will be launched in the U.S. market on time or at all, or that the company will ultimately undertake strategic acquisitions in the near or long term. Other important factors are set forth in the Securities and Exchange Commission filings of OSI Systems, Inc. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

Spacelabs Healthcare, Inc.

5150 220th Avenue SE

Issaquah, Washington 98029

NOTICE OF ANNUAL MEETING

To be Held on November 2, 2006

We invite you to attend the Annual Meeting of Stockholders of Spacelabs Healthcare, Inc., a Delaware corporation (the “Corporation”), to be held at the offices of Kirkpatrick & Lockhart Nicholson Graham LLP located at 110 Cannon Street, London EC4N 6AR, United Kingdom on Thursday, November 2, 2006 at 11:30 a.m., and at any adjournments thereof, for the following purposes:

1.	To receive the Directors’ reports and accounts for the previous fiscal year ended June 30, 2006.

2.	To re-elect all the Class 1 directors of the Corporation, namely Steven Good, Meyer Luskin and Nikhil Mehta, to serve until the Corporation’s 2009 Annual Meeting or until their successors are elected and qualified.

3.	To ratify the selection of Moss Adams as the Corporation’s independent accountants and auditors for the fiscal year ended June 30, 2007.

4.	To authorize the Officers of the Corporation to establish Moss Adams’ remuneration for the fiscal year ending June 30, 2007.

5.	To transact such other business as may properly come before the meeting.

Our Board of Directors has fixed the close of business on Friday, October 6, 2006 as the record date for determining the stockholders entitled to notice of the meeting, as well as for determining the stockholders entitled to vote at the meeting.

By order of the Board.

/s/ Deepak Chopra
Chief Executive Officer

Los Angeles, California

October 5, 2006

SPACELABS HEALTHCARE, INC.

CONSOLIDATED/COMBINED BALANCE SHEETS

(in thousands of dollars)

	June 30,
	2006	2005
	consolidated	combined
ASSETS
Current Assets:
Cash and cash equivalents	$8,809	$7,875
Marketable securities, available for sale	100	816
Accounts receivable, net of allowance for doubtful accounts of $1,412 and $1,168 at June 30, 2006 and 2005, respectively	64,505	44,110
Other receivables, net	2,140	947
Inventories, net	33,043	38,205
Prepaid expenses and other current assets	2,238	1,743
Deferred income taxes	4,925	4,586

Total Current Assets	115,760	98,282

Property, plant and equipment, net	10,280	7,068
Goodwill	5,990	5,853
Intangible assets, net	17,556	19,052
Other assets	1,518	1,006

Total Assets	$151,104	$131,261

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$17,875	$18,710
Payables to related parties, net	13,360	9,147
Accrued payroll and related expenses	6,363	7,142
Deferred revenue	3,482	3,532
Accrued warranties	3,397	3,706
Income taxes payable	9,706	4,051
Other accrued expenses and current liabilities	9,118	6,954

Total Current Liabilities	63,301	53,242

Loan From Parent	31,810	57,310
Deferred rent	5,379	5,468
Accrued pension	713	604
Deferred income taxes	296	2,057
Other long-term liabilities	626	510

Total Liabilities	102,125	119,191

Commitments and contingencies (Note 6 and 9)
Shareholders’ equity:
Preferred stock, $0.001 par value - 10,000 shares authorized, none issued	—	—
Common stock, $0.001 par value - 250,000,000 shares authorized, 67,856,234 shares issued and outstanding at June 30, 2006	68	—
Additional paid-in capital	41,306	—
Combined Parent’s investment	—	13,544
Retained earnings (deficit)	7,609	(768)
Accumulated other comprehensive loss	(4)	(706)

Total Shareholders’ equity	48,979	12,070

Total Liabilities and Shareholders’ Equity	$151,104	$131,261

See accompanying notes to consolidated/combined financial statements.

SPACELABS HEALTHCARE, INC.

CONSOLIDATED/COMBINED INCOME STATEMENTS

(in thousands, except per share amounts)

	Year ended June 30,
	2006	2005
	consolidated	combined
Revenues	$220,627	$195,731
Cost of goods sold	114,739	106,078

Gross profit	105,888	89,653

Operating expenses:
Selling, general and administrative	72,587	64,528
Research and development	19,098	15,892
Management retention bonus	624	1,824
Write off of in-process research and development	—	300

Total operating expenses	92,309	82,544

Income from operations	13,579	7,109
Interest expense - loan from Parent	1,384	—
Interest expense - other	1	123
Interest income	(177)	(28)
Other income	(805)	(11)

Income before provision for income taxes and minority interest	13,176	7,025
Provision for income taxes	4,799	2,430
Minority interest	—	6

Net income	$8,377	$4,601

Earnings per share:
Basic	$0.13	$0.08

Diluted	$0.13	$0.08

Shares used in per share calculation:
Basic	63,574	54,257

Diluted	64,732	54,257

See accompanying notes to consolidated/combined financial statements.

SPACELABS HEALTHCARE, INC. CONSOLIDATED/COMBINED STATEMENTS OF

SHAREHOLDERS’ EQUITY/ PARENT’S INVESTMENT

FOR THE YEARS ENDED JUNE 30, 2006 AND 2005

(in thousands)

	Number of shares	Common Stock	Additional Paid-in Capital	Combined Parent’s Investment	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
Balance, July 1, 2004				$13,299	$(5,318)	$(43)	$7,938
Comprehensive income:
Net income					4,601		4,601
Foreign currency translation						(771)	(771)
Unrealized gain on available-for-sale securitites, net of tax						108	108

Total comprehensive income							3,938
Acquisition of Blease Medical Holdings				200			200
Issuance of stock options to OSI employees				51	(51)		—
Exercise of Dolphin Medical stock options				106			106
Repurchase of Dolphin Medical shares				(112)			(112)

Balance, June 30, 2005	—	—	—	13,544	(768)	(706)	12,070

Comprehensive income:
Net income					8,377		8,377
Reclassification of realized gain on available for sale securities, net of tax						(108)	(108)
Foreign currency translation						793	793
Unrealized gain on available-for-sale securitites, net of tax						17	17

Total comprehensive income							9,079
Stock transfers	54,391	55	13,489	(13,544)			—
Stock compensation expense			1,551				1,551
Public offering of common stock, net of expenses of $3,451	13,465	13	26,266				26,279

Balance, June 30, 2006	67,856	$68	$41,306	$—	$7,609	$(4)	$48,979

See accompanying notes to consolidated/combined financial statements.

SPACELABS HEALTHCARE, INC.

CONSOLIDATED/COMBINED STATEMENTS OF CASH FLOWS

(in thousands of dollars)

	Year ended June 30,
	2006	2005
	consolidated	combined
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,377	$4,601
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,489	3,304
Deferred income taxes	(2,075)	(2,199)
Write down of marketable securities available for sale	—	182
Gain on sale of assets	(280)	(32)
Unrealized gain on foreign exchange contract	(475)	—
Stock compensation expense	1,551	—
Write off of in-process research and development	—	300
Other	(87)	21
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(19,630)	(1,345)
Other receivables	(1,142)	1,749
Inventories	5,862	1,493
Prepaid expenses and other current assets	12	(53)
Accounts payable	(1,407)	3,962
Payables to related parties, net	4,177	(1,149)
Accrued payroll and related expenses	(858)	(44)
Deferred revenue	(152)	(4,016)
Accrued warranties	(361)	(3,792)
Income taxes payable	5,637	3,948
Other accrued expenses and current liabilities	2,198	(1,388)

Net cash provided by operating activities	5,836	5,542

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(5,132)	(3,900)
Proceeds from sale of marketable securities	922	—
Cash paid for Blease acquisition, net of cash acquired	—	(9,279)
Acquisition of Dolphin Medical Minority interest	—	(488)
Other	(380)	168

Net cash used in investing activities	(4,590)	(13,499)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) from Parent	(25,500)	9,858
Net proceeds from public offering of common stock	26,279	—
Other	—	(6)

Net cash provided by financing activities	779	9,852

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1,091)	(241)

NET INCREASE IN CASH AND CASH EQUIVALENTS	934	1,654
CASH AND CASH EQUIVALENT, BEGINNING OF YEAR	7,875	6,221

CASH AND CASH EQUIVALENT, END OF YEAR	$8,809	$7,875

See accompanying notes to consolidated/combined financial statements.

SPACELABS HEALTHCARE, INC.

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS

YEAR ENDED JUNE 30, 2006

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General — On August 2, 2005, OSI Systems, Inc. (“OSI”) formed Spacelabs Healthcare, Inc. (“Spacelabs Healthcare” or the “Company”), which is the combination of the following OSI healthcare division subsidiaries: (a) Spacelabs Medical, Inc. (U.S.A.) and its affiliates in Canada, China, Finland, France, Germany, Italy, Greece, Singapore and the U.K (collectively, “Spacelabs Medical”); (b) Blease Medical Holdings Limited (U.K.) and its wholly-owned subsidiaries Blease Medical Equipment Limited and Blease Medical Service Limited (collectively, “Blease”); (c) Dolphin Medical, Inc. (U.S.A.) and its subsidiary, Dolphin Medical Products Limited (Singapore), (collectively, “Dolphin Medical”); and (d) Osteometer MediTech, Inc. (“Osteometer”). OSI is a publicly- traded, vertically integrated, worldwide provider of security and inspection systems, medical monitoring and anesthesia systems and optoelectronic devices and value-added subsystems.

On October 24, 2005, OSI transferred the 100% of the shares of Spacelabs Medical, Blease, and Osteometer and the 89% of the shares it owned in Dolphin Medical to Spacelabs Healthcare in exchange for approximately 54.4 million shares of Spacelabs Healthcare common stock (the “Stock Transfer”). Also on October 24, 2005, Spacelabs Healthcare completed an initial public offering (“IPO”) of its common stock on the Alternative Investment Market (“AIM”) in London. This IPO resulted in the sale to the public of approximately 13.5 million newly-issued shares of common stock, or 19.8% of the Company, and raised approximately $26.3 million, net of expenses.

Spacelabs Medical is a global manufacturer and distributor of patient monitoring and clinical information systems for use primarily in hospitals. It designs, manufactures and markets patient monitoring solutions for critical care, emergency and perioperative areas of the hospital, wired and wireless networks and connectivity solutions, ambulatory blood pressure monitors and medical data services, all aimed at providing caregivers with instant patient information. Spacelabs Medical was acquired by OSI in March 2004 and is included in the Patient Monitoring/Anesthesia operating segment, except for its medical data services business which is included in the Clinical Trial Services operating segment. Blease is a global manufacturer and distributor of anesthesia delivery systems, ventilators and vaporizers. Blease sells its products primarily to hospitals for use in operating rooms and anesthesia induction areas as well as in magnetic resonance imaging facilities. In addition, as pharmaceutical companies develop new anesthesia agents for the worldwide market, or as generic alternatives to patented anesthesia formulas become available, Blease works closely with these companies to support the new product introductions. As a result, Blease also sells its systems and components, such as anesthesia vaporizers and ventilators, directly to pharmaceutical companies and other manufacturers of anesthesia delivery systems. Blease was acquired by OSI in February 2005 and accordingly, its results of operations are included in the accompanying financial statements from the date of acquisition. Blease is included in the Patient Monitoring/Anesthesia operating segment. Dolphin Medical designs, manufactures and markets pulse oximetry instruments and compatible pulse oximetry sensors, which are used to non-invasively monitor oxygenation levels in a patient’s blood. Osteometer designs, manufactures and markets x-ray and ultrasound densitometers, which are used to diagnose osteoporosis as well as to provide follow-up bone density measurements. Dolphin Medical is included in the Dolphin Medical operating segment and Osteometer is included in the Patient Monitoring/Anesthesia operating segment.

Basis of Presentation — The accompanying balance sheet as of June 30, 2006 and the income statement, statement of shareholders’ equity and statement of cash flows for the year ended then ended are presented on a consolidated basis and include the accounts of the Company and its subsidiaries, Spacelabs Medical, Blease, Dolphin Medical and Osteometer. The accompanying balance sheet as of June 30, 2005 and the income statement, statement of parent’s investment and statement of cash flows for the year ended June 30, 2005, are presented on a combined basis and include the accounts of Spacelabs Medical, Blease, Dolphin Medical and Osteometer. The accompanying combined financial statements as of June 30, 2005 and for the year then ended are not necessarily indicative of the financial position, results of operations or cash flows of the Company in the future or what the financial position, results of operations or cash flows would have been had the Company been a separate, stand-alone entity for the period presented. All significant intercompany accounts and transactions have been eliminated.

SPACELABS HEALTHCARE, INC.

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS – CONTINUED

Reclassifications – Certain reclassifications were made to the prior year combined financial statements to conform to the current year presentation.

Restatement – The Company determined that it incorrectly classified approximately $6.0 million of deferred rent-related liabilities and a portion of deferred revenues, as current liabilities in its June 30, 2005 combined balance sheet. Although the Company does not believe these classification differences are material, it has corrected the classification and has restated the accompanying combined balance sheet as of June 30, 2005 for purposes of comparison.

Cash Equivalents — The Company considers all highly liquid investments purchased with maturity of three months or less as of the acquisition date, to be cash equivalents.

Marketable Securities — Marketable securities consist of equity securities categorized as available-for-sale and carried at fair value. Unrealized holding gains and losses on marketable securities are included in accumulated other comprehensive loss until realized. Unrealized holding losses that are deemed to be other-than-temporary are recognized in the combined statement of operations. Fair value of marketable securities is determined by the quoted market prices of each marketable security. For purposes of determining gross realized gains and losses, the cost of the securities sold is based upon specific identification. See Note 2 – Marketable securities.

Concentrations of Risk — The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of its cash, cash equivalents, available-for-sale securities and accounts receivable. The Company restricts investments in cash equivalents to financial institutions with high credit standing. At both June 30, 2006 and 2005, approximately 75% of the Company’s cash and cash equivalents were held at three financial institutions. At times, cash balances may exceed federally insured limits. Credit risk on accounts receivable is minimized as a result of the large and diverse nature of the Company’s worldwide customer base. No one customer accounted for more than 10% of accounts receivable as of June 30, 2006 or 10% of revenue for the year then ended. The Company performs ongoing credit evaluations of its customers’ financial condition and maintains allowances for potential credit losses.

The Company’s trade receivables, prior to any allowance for doubtful accounts, were distributed geographically by location of the customer as follows:

	June 30,
	2006	2005
North America	75%	63%
Europe	15	24
Asia - Pacific	3	8
Other	7	5

	100%	100%

As the Company continues to trade internationally, a portion of its receivables are expected to be with customers located in foreign countries. While the Company attempts to secure payments with banking instruments such as letters of credit, some export sales are transacted with credit terms, and therefore collection of receivables is affected by local economic conditions. Also, in the event of default with respect to foreign export sales, collection may be more difficult in foreign countries than in the U.S.

The Company depends on single-source vendors for certain integral component parts. The Company’s largest vendor for the year ended June 30, 2005 supplied printed circuit board assemblies to Spacelabs Medical and represented approximately 18% of accounts payable at June 30, 2005 and 27% of total manufacturing purchases for the year then ended. During 2006, Spacelabs Medical completed the transition of its printed circuit board assembly supply relationship to a related party affiliate of OSI. For the year ended June 30, 2006, 20% of total manufacturing purchases were for printed circuit board assemblies from this related party – see Note 11. While single-source vendors could be replaced over time, abrupt disruption in the supply of printed circuit board assemblies or other single-source parts could have an adverse effect on the Company’s manufacture of the products of which such items are a component.

SPACELABS HEALTHCARE, INC.

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS – CONTINUED

Accounts Receivable — The Company extends credit to certain customers based upon an evaluation of their credit worthiness. The Company’s receivables are recorded at the gross sales price and payment discounts are recorded when taken. The Company does not generally charge interest on past-due balances. The allowance for doubtful accounts involves estimates based on management’s judgment, review of individual receivables and analysis of historical bad debts. The Company adjusts customer credit limits based upon each customer’s payment history and current credit worthiness, as determined by credit information available at that time. The Company continuously monitors collections and payments from its customers and maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. During the year ended June 30, 2005, the Company recovered $2.0 million from accounts that were written off at the time of the Spacelabs Medical acquisition in March 2004. This amount reduced selling, general and administrative expenses in the accompanying combined income statement.

Inventory — Inventory is stated at the lower of cost or market. Cost is determined on the first-in, first-out method using standard costs. The Company writes down inventory for slow-moving and obsolete inventory based on assessments of future demands and market conditions. If these factors are less favorable than those projected, additional inventory write-downs may be required.

Demonstration inventories represent the Company’s products being utilized in the sales and marketing process. While such inventories are available for sale to customers, some may not be sold within the next twelve months. Customer service inventories represent spare parts maintained by the Company to fulfill its warranty and service contract obligations. Customer service inventories are generally maintained for seven years following the last commercial shipment of a product. During the year ended June 30, 2005, the Company sold inventory that had been written down prior to July 1, 2004, resulting in gross profit that exceeded normal gross profit for this inventory by approximately $1.3 million.

Property and Equipment — Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line basis over the shorter of the useful life of the asset or the lease term.

The ranges of estimated useful lives of the major classes of assets are:

Estimated Useful Lives
Equipment	4-8 years
Leasehold improvements	3-10 years
Tooling	3-5 years
Furniture and fixtures	4-10 years
Computer equipment and software	3-4 years
Vehicles	3-5 years

Intangible Assets – Definite-lived intangible assets are amortized using the straight-line method over their estimated useful lives. The range of estimated useful lives of the major classes of intangible assets is:

Weighted Average Lives
Core technology	10 years
Customer relationships/backlog	9.5 years
Software development costs	5 years
Patents	11 years
Developed technology	5 years
Tradenames	Indefinite

SPACELABS HEALTHCARE, INC.

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS – CONTINUED

Impairment of Goodwill and Other Long-Lived Assets – For definite-lived assets, the Company reviews the assets for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. If the estimated fair value of the asset is less than the asset carrying value, the Company recognizes an impairment loss based on the estimated fair value of the asset.

For indefinite-lived intangible assets, including goodwill, the Company performs an annual impairment evaluation. The Company performs its annual impairment test for indefinite-lived intangibles during the fourth quarter of its fiscal year. This evaluation consists of a comparison of discounted expected future cash flows to the carrying value of the assets. An impairment charge is recorded for any shortfall. For goodwill, the Company’s annual impairment evaluation occurs in the second quarter of its fiscal year and consists of a comparison of the reporting unit’s estimated fair value to its carrying value. If the estimated fair value of the reporting unit does not exceed its carrying value, the implied value of goodwill is calculated and an impairment charge is recorded for any shortfall. There were no impairment charges recorded for any long-lived assets during the years ended June 30, 2006 or 2005.

Other Assets — Included in Other Assets is a restricted investment account in the amount of $0.7 million at June 30, 2006 ($0.6 million at June 30, 2005) that is being held by the Company under a retirement arrangement for an employee. The corresponding liability in the same amount is recorded as a pension liability in the accompanying balance sheet.

Income Taxes — The Company follows the asset and liability approach whereby deferred income taxes are provided for temporary differences between the financial statement and income tax basis of the Company’s assets and liabilities, based on enacted tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

For the years ended June 30, 2006 and 2005, the Company is part of the consolidated U.S. federal and California state income tax filings of OSI Systems. The Company files separate state income tax returns for other states. The Company’s tax expense and deferred taxes as of June 30, 2006 and 2005 and for the years then ended have been computed as if the Company were filing separate, stand-alone, federal and state income tax returns. Accordingly, any settlement of U.S. federal income taxes payable will be to OSI rather than to the Internal Revenue Service.

Fair Value of Financial Instruments — The Company’s financial instruments consist primarily of cash, marketable securities, accounts receivable, a foreign currency forward contract, accounts payable and loan from Parent. The carrying values of financial instruments, except for loan from Parent, are representative of their fair values due to their short-term maturities. See note 11 – Related Party Transactions for discussion of the loan from Parent.

Revenue Recognition — The Company recognizes revenue upon shipment of products when title and risk of loss passes, and when terms are fixed and collection is probable. In accordance with the terms of Staff Accounting Bulletin No. 104, “Revenue Recognition,” and Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables,” where installation services, if provided, are essential to the functionality of the equipment, the portion of revenue attributable to installation is deferred and recognized when the installation service is provided. In an instance where terms of sale include subjective customer acceptance criteria, revenue is deferred until the acceptance criteria are met. Concurrent with the shipment of the product, the Company accrues reserves for estimated product returns and warranty expenses. Critical judgments made by management related to revenue recognition include the determination of whether or not customer acceptance criteria are perfunctory or inconsequential. The determination of whether or not the customer acceptance terms are perfunctory or inconsequential impacts the amount and timing of revenue recognized.

Revenues from separate service maintenance contracts are recognized ratably over the term of the agreements. For other services, service revenues are recognized as the services are performed. Deferred revenue for services arises from advance payments received from customers for services not yet performed.

SPACELABS HEALTHCARE, INC.

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS – CONTINUED

The Company’s software products are subject to revenue recognition in accordance with AICPA Statement of Position 97-2 “Software Revenue Recognition” (“SOP 97-2”), whereby revenue from multi-element arrangements is allocated to different elements based upon vendor-specific objective evidence. Revenue from the sale of software licenses is recognized upon shipment as the Company’s software products are deemed to be off-the-shelf and do not require complex implementation. Revenue from software implementation services is recognized as the services are provided. Software maintenance revenue is deferred and recognized on a straight-line basis over the life of the maintenance agreement.

Shipping and Handling — Amounts billed to customers for shipping and handling costs are included as a component of revenue and the corresponding costs are included in cost of sales in accordance with EITF Issue No. 00-10, “Accounting for Shipping and Handling Fees and Costs.”

Research and Development Costs — Research and development costs are charged to operations as incurred. Software development costs are capitalized when a product’s technological feasibility has been established through the date the product is available for general release to customers. The Company amortizes these costs on a straight-line basis over a five-year period, once it is put into use. During the year ended June 30, 2005, the Company capitalized $25,000 of software development costs. No costs were capitalized during the year ended June 30, 2006.

In-Process Research and Development Costs — The combined statement of income for the year ended June 30, 2005 includes a $0.3 million write-off of the estimated fair value of in-process research and development costs at the February 2005 date of the Blease acquisition. The amount consists of two anesthesia products that were under development and awaiting regulatory approvals at the time of the acquisition. Each of these projects is subject to risks and uncertainties relating to completion and market acceptance and has no alternative future use. There were no write-offs during the year ended June 30, 2006.

Advertising Costs — The Company expenses the production costs of advertising the first time the advertising takes place. Advertising expense totaled $0.8 million and $0.5 million for the years ended June 30, 2006 and 2005, respectively. Advertising costs are included in selling, general and administrative expenses in the accompanying income statements.

Foreign Currency Translation — The accounts of the Company’s operations in Canada, China and the United Kingdom are maintained in Canadian dollars, Chinese Yuan and British pounds, respectively. The accounts of the Company’s operations in Finland, France, Germany, Greece and Italy are maintained in Euros. Assets and liabilities are translated into U.S. dollars at rates in effect at the balance sheet date. Revenues and expenses are translated at weighted average rates during the reporting period. Gains and losses resulting from foreign currency transactions are included in income, while those resulting from translation of financial statements are excluded from income and accumulated as a component of accumulated other comprehensive loss. Transaction losses of approximately $0.3 million were included in operating expenses on the consolidated income statement for the year ended June 30, 2006. Transaction losses of approximately $0.4 million were included in operating expenses on the combined income statement for the year ended June 30, 2005.

As of June 30, 2006, the Company had a $25.4 million foreign currency forward contract outstanding to buy British pounds in anticipation of the closing of an acquisition – see Note 15. The Company recorded a $0.5 million unrealized gain during the year ended June 30, 2006 related to this contract. In July 2006, the pending acquisition closed and the foreign currency forward contract settled, resulting in a net realized gain of $0.4 million.

Accrued Warranties — The Company offers its customers warranties on products sold to them. These warranties provide for repairs and maintenance of its products for a specified time period, typically one year. Warranties covering software and software products do not include updates or upgrades to software functionality. Concurrent with the sale of products, a provision for estimated warranty expenses is recorded with a corresponding increase in cost of goods sold. This provision is adjusted periodically based on historical and anticipated experience. Actual expenses of repairs under warranty, including parts and labor are charged to this provision when incurred.

Accrued Product Returns – The Company’s reserve for estimated product returns is based on management’s historical experience and is reviewed and adjusted periodically, as necessary.

SPACELABS HEALTHCARE, INC.

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS – CONTINUED

Stock-Based Compensation—On July 1, 2005, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires that it measure and recognize compensation expense for all share-based payment awards made to employees and directors, including employee stock options and employee stock purchases under employee stock purchase plans, based on estimated fair values.

In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in the adoption of SFAS 123(R) and adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of July 1, 2005, the first day of the current fiscal year. Prior to July 1, 2005, the Company applied Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). The consolidated financial statements as of and for the year ended June 30, 2006, reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company has not restated its combined financial statements for prior periods to reflect, and they do not include, the impact of SFAS 123(R).

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the consolidated statement of income. Prior to the adoption of SFAS 123(R), the Company accounted for stock-based compensation using the intrinsic value method prescribed in APB 25, and related interpretations and chose to adopt the disclosure-only provisions of SFAS 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123” (“SFAS 148”). Under this approach, the Company disclosed the cost of stock option grants and discounts offered under our employee stock purchase plan, based on the vesting provisions of the individual grants, but did not charge it to expense.

Stock-based compensation expense recognized in the consolidated statement of operations for the year ended June 30, 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested as of, June 30, 2005, based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to June 30, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the pro forma information required under SFAS 123 for the periods prior to fiscal year 2006, forfeitures were accounted for as they occurred.

Company stock options granted to employees of OSI are treated as dividends to the Parent company in an amount equal to their fair value. The fair value of such grants is determined using the Black-Scholes option pricing model at the date of grant.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Earnings per share — Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average outstanding common shares of the constituent businesses, adjusted to equivalent shares of the consolidated group. Diluted earnings per share is computed by dividing net income available to common shareholders by the sum of the weighted average number of common and dilutive potential common shares outstanding. Potential common shares consist of shares issuable upon the exercise of stock options using the treasury stock method.

SPACELABS HEALTHCARE, INC.

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS – CONTINUED

The following table sets forth the computation of basic and diluted earnings per shares for the years ended June 30, 2006 and 2005 (in thousands, except per share amounts):

	Year ended June 30,
	2006	2005
Net income	$8,377	$4,601
Effect of dilutive interest in subsidiary stock	—	(90)

Income available to common shareholders	$8,377	$4,511

Weighted average shares outstanding — basic	63,574	54,257

Dilutive effect of stock options	1,158	—

Weighted average shares outstanding — diluted	64,732	54,257

Basic earnings per share	$0.13	$0.08

Diluted earnings per share	$0.13	$0.08

New Accounting Pronouncements — In March 2005, the FASB issued FIN 47 “Accounting for Conditional Asset Retirement Obligations, an Interpretation of FASB Statement No. 143” (“FIN 47”). This Interpretation clarifies that a conditional retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The liability should be recognized when incurred, generally upon acquisition, construction or development of the asset. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of FIN 47 had no impact on the Company’s financial statements.

In May 2005, the FASB issued FASB Statement No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”). Previously, APB Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements” required the inclusion of the cumulative effect of changes in accounting principle in net income of the period of the change. SFAS No. 154 requires companies to recognize a change in accounting principle, including a change required by a new accounting pronouncement when the pronouncement does not include specific transition provisions retrospectively to prior period financial statements. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company has not yet determined the impact this interpretation will have on its consolidated financial statements.

In June 2005, the FASB issued an exposure draft of a proposed standard entitled “Business Combinations—a replacement of FASB Statement No. 141.” The proposed standard, if adopted, would provide new guidance for evaluating and recording business combinations and would be effective on a prospective basis for business combinations whose acquisition dates are on or after January 1, 2007. Upon issuance of a final standard, which is expected to occur in calendar 2006, the Company will evaluate the impact of this new standard and its effect on the process for recording business combinations.

In September 2005, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty” (“EITF 04-13”). EITF 04-13 provides guidance on whether two or more inventory purchase and sales transactions with the same counterparty should be viewed as a single exchange transaction within the scope of APB No. 29, “Accounting for Nonmonetary Transactions.” In addition, EITF 04-13 indicates whether nonmonetary exchanges of inventory within the same line of business should be recognized at cost or fair value. EITF 04-13 was effective as of April 1, 2006. There has been no impact on the Company’s financial statements.

SPACELABS HEALTHCARE, INC.

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS – CONTINUED

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” This Interpretation clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” This Interpretation is effective for fiscal years beginning after December 15, 2006. The Company has not yet determined the impact that this interpretation will have on the Company’s consolidated financial statements.

2. MARKETABLE SECURITIES

In June 2004, the Company received approximately 459,000 restricted shares of QuadraMed Corp., a publicly traded company, as partial consideration for the sale of an investment in a privately-held company. These shares were considered available for sale securities and were sold in October 2005. Net proceeds from the sale were $0.8 million and the gain on the sale was $0.2 million.

In addition to the 459,000 shares noted above, the Company also received into an escrow account $0.1 million in cash and approximately 51,000 additional unregistered shares in Quadramed, pending the resolution of certain purchase price adjustments. In December 2005, the cash and shares held in escrow were released to the Company resulting in recognition of an additional gain of $0.2 million.

3. INVENTORY

Inventory consisted of the following (in thousands of dollars):

	June 30,
	2006	2005
Raw materials and components	$15,627	$17,636
Work in process	971	1,215
Finished goods.	6,555	8,817
Demonstration inventories	3,746	2,796
Customer service inventories	6,144	7,741

Inventories	$33,043	$38,205

4. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands of dollars):

	June 30,
	2006	2005
Equipment	$6,101	$4,446
Leasehold improvements	1,336	1,162
Tooling	1,719	1,287
Furniture and fixtures	1,554	1,028
Computer equipment and software	5,951	2,908
Vehicles	57	23

Total	16,718	10,854
Less accumulated depreciation and amortization	(6,438)	(3,786)

Property and equipment, net	$10,280	$7,068

Depreciation expense was $2.9 million and $1.6 million for the fiscal years ended June 30, 2006 and 2005, respectively.

SPACELABS HEALTHCARE, INC.

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS – CONTINUED

5. GOODWILL AND INTANGIBLE ASSETS

The changes in the carrying amount of goodwill for the fiscal years ended June 30, 2006 and June 30, 2005 are as follows (in thousands of dollars):

Balance as of July 1, 2004	$1,269
Goodwill acquired during the period, net of translation adjustment	4,739
Foreign currency translation adjustment	(155)

Balance as of June 30, 2005	5,853
Foreign currency translation adjustment	137

Balance as of June 30, 2006	$5,990

Intangible assets consisted of the following (in thousands of dollars):

	June 30, 2006			June 30, 2005
	Carrying Value	Accumulated Amortization	Intangibles Net	Carrying Value	Accumulated Amortization	Intangibles Net
Core technology	$8,153	$1,629	$6,524	$8,074	$811	$7,263
Customer relationships/backlog	4,027	892	3,135	4,004	457	3,547
Software development costs	1,998	1,441	557	1,997	1,119	878
Patents	417	199	218	416	158	258
Developed technology	150	148	2	150	127	23

Intangibles, subject to amortization	14,745	4,309	10,436	14,641	2,672	11,969
Tradenames, not amortized	7,120	—	7,120	7,083	—	7,083

Total intangibles	$21,865	$4,309	$17,556	$21,724	$2,672	$19,052

Amortization expense for the fiscal years ended June 30, 2006 and June 30, 2005 was $1.6 million and $1.5 million, respectively.

At June 30, 2006, estimated future amortization expense is as follows (in thousands of dollars):

2007	$1,655
2008	1,357
2009	1,270
2010	1,273
2011	1,273
2012 and thereafter	3,608

$10,436

SPACELABS HEALTHCARE, INC.

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS – CONTINUED

6. ACQUISITIONS

Blease Medical Holdings Limited — In February 2005, the Company completed the acquisition of all of the outstanding shares of Blease for approximately $9.3 million in cash (net of cash acquired), including acquisition costs. The determination of purchase price in connection with the acquisition cost was finalized in fiscal year 2006. This resulted in no change from the preliminary allocation done in fiscal year 2005. During the three years following the close, contingent consideration is payable based on Blease’s net revenues, provided certain requirements are met. The contingent consideration is capped at £6.25 million (approximately $11.6 million as of June 30, 2006) and will be satisfied through the issuance of notes payable. No additional payments were required for the years ended June 30, 2006 and 2005. The results of operations of Blease have been included in the Company’s combined statement of operations from the acquisition date, February 8, 2005.

The following table shows the allocation of purchase price (in thousands):

Accounts receivable	$2,070
Inventory	3,126
Other current assets, less cash acquired	260
Property and equipment	677
Goodwill	4,251
Customer relations	750
Core technology	2,500
Tradenames	1,200
In-process research and development	300
Accounts payable	(2,941)
Accrued expenses and other current liabilities	(2,026)
Net deferred taxes	(888)

Total consideration paid, net of cash acquired	$9,279

Acquired in-process research and development was charged to expense as of the acquisition date in accordance with FASB Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method.”

The Blease acquisition resulted in the recognition of goodwill, which the Company believes is primarily attributable to projected operating synergies of the combined businesses including utilizing Spacelabs Medical’s distribution channels and expanding the Company’s portfolio of products into additional areas of hospitals.

Intangible assets acquired have the following useful lives: Core Technology—10 years; Customer Relationships—7 years. Tradenames and goodwill have indefinite lives and are not amortized.

Supplemental pro-forma disclosures of the results of operations for the fiscal year ended June 30, 2005, as though the Blease acquisition had been completed as of July 1, 2004 are as follows (unaudited, in thousands):

Revenue	$204,779
Income before taxes and minority interest	$5,723
Net income	$3,690

Dolphin Medical minority interest — During fiscal year 2005, the Company purchased approximately 4.1 million shares or 4% in Dolphin Medical from minority shareholders for an aggregate of $0.5 million, increasing its controlling ownership interest in this entity from 85% to 89%. In accordance with SFAS 141, “Business Combinations,” this was recorded as an increase in goodwill of $0.5 million.

SPACELABS HEALTHCARE, INC.

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS – CONTINUED

Spacelabs Medical Acquisition — In March 2004, OSI completed the acquisition of Spacelabs Medical from Instrumentarium Corporation, now a subsidiary of General Electric Company. The acquisition price was approximately $47.9 million in cash (net of cash acquired), including acquisition costs. In June 2004, OSI notified General Electric Company of a working capital and retention bonus adjustment resulting in what OSI and the Company believe to be a downward adjustment of the purchase price in the amount of $25.9 million. In September 2004, General Electric Company responded that it believes the amount of the downward adjustment to be $7.8 million. In June 2005, OSI filed suit in Delaware seeking specific performance of the purchase agreement with respect to an independent determination of the amount of the purchase price adjustment. The action is currently in progress. As a result of the prospective price adjustment, the final purchase price and the purchase price allocation may differ significantly from the preliminary estimates of these amounts.

Pursuant to the terms of the purchase agreement, the Company assumed management retention bonus agreements for key personnel of Spacelabs Medical. Approximately $0.4 million of the retention bonuses were earned following the acquisition date and were paid in June 2004. The remaining retention bonuses vest over a two-year period beginning either October 9, 2003 or March 19, 2004. The retention bonuses were fully paid off during fiscal year 2006. An analysis of the amount accrued under these retention bonus agreements as of June 30, 2006 and 2005 is as follows (in thousands of dollars):

Balance as of July 1, 2004	$2,603
Accruals	1,824
Payments	(2,375)

Balance as of June 30, 2005	2,052
Accruals	624
Payments	(2,676)

Balance as of June 30, 2006	$—

This accrual is included in accrued payroll and related expenses in the accompanying balance sheet.

7. OTHER ACCRUED EXPENSES AND CURRENT LIABILITIES

Other accrued expenses and current liabilities consisted of the following (in thousands of dollars):

	June 30,
	2006	2005
Sales returns reserve	$3,501	$1,983
Accrued commissions	2,387	1,486
Customer advances	852	638
State and local taxes	494	537
Other	1,884	2,310

Total	$9,118	$6,954

SPACELABS HEALTHCARE, INC.

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS – CONTINUED

8. INCOME TAXES

For financial reporting purposes, income before provision for income taxes and minority interest includes the following components (in thousands of dollars):

	June 30,
	2006	2005
United States	$12,994	$6,283
Foreign	182	742

Total pre-tax income	$13,176	$7,025

The Company’s provision (benefit) for income taxes is composed of the following (in thousands of dollars):

	June 30,
	2006	2005
Current:
Federal	$6,217	$3,998
State	321	271
Foreign	473	223

	7,011	4,492
Change in valuation allowance	(137)	137
Deferred	(2,075)	(2,199)

Total provision for income taxes	$4,799	$2,430

The Company does not provide for U.S. income taxes on the undistributed earnings of the foreign subsidiaries, as it is the Company’s intention to utilize those earnings in the foreign operations for an indefinite period of time. At June 30, 2006 and 2005, undistributed earnings of the foreign subsidiaries amounted to approximately $1.5 million and $1.9 million, respectively. It is not practical to determine the amount of income or withholding tax that would be payable upon the remittance of these earnings.

SPACELABS HEALTHCARE, INC.

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS – CONTINUED

Deferred income tax assets (liabilities) consisted of the following (in thousands of dollars):

	June 30,
	2006	2005
Deferred income tax assets:
Net operating loss carryforwards	$2,688	$2,060
Inventory capitalization	1,463	1,823
Accrued bonuses	332	744
Inventory reserves	1,067	659
Accrued warranty	765	587
Bad debt reserves	405	439
Inter-company profits	850	404
Sales returns allowance	158	269
Accrued vacation	460	202
Deferred rent	852	—
Other	1,134	396

Total deferred income tax assets	10,174	7,583
Valuation allowance	(1,434)	(1,571)

Net deferred income tax assets	8,740	6,012

Deferred income tax liabilities:
Depreciation	(1,518)	(1,719)
Intangible assets	(1,833)	(956)
Deferred rent	—	(632)
Other	(760)	(176)

Total deferred income tax liabilities	(4,111)	(3,483)

Net deferred income tax assets	$4,629	$2,529

Net deferred tax assets - current	$4,925	$4,586
Net deferred tax liability - non-current	(296)	(2,057)

	$4,629	$2,529

The Company has established a valuation allowance in accordance with the provisions of SFAS No. 109. The valuation allowance relates to the net operating loss of a subsidiary, subject to Separate Return Limitation Year (“SRLY”) rules, and net operating losses of certain foreign operations. The SRLY net operating loss totals $4.1 million and expires beginning in 2013 through 2017. The decrease in the valuation allowance for the year ended June 30, 2006 was $0.1 million due to current year utilization of prior year net operating losses in foreign jurisdictions. The Company continually reviews the adequacy of valuation allowances and releases the allowances when it is determined that is more likely than not that the benefits will be realized.

SPACELABS HEALTHCARE, INC.

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS – CONTINUED

The combined effective income tax rate differs from the federal statutory income tax rate due primarily to the following (in thousands of dollars):

	June 30, 2006		June 30, 2005
	US dollars	%	US dollars	%
Provision for income taxes at US federal statutory rate	$4,610	35.0	$2,459	35.0
State income taxes, net of federal benefit	318	2.4	147	2.1
Research and development tax credits	(88)	(0.7)	(205)	(2.9)
Foreign income subject to tax at other than U.S. federal Statutory rate	27	0.2	(208)	(3.0)
Non-deductible expenses	243	1.8	100	1.4
Domestic Production tax benefit	(174)	(1.3)	—	—
Changes in valuation allowance	(137)	(1.0)	137	2.0

	$4,799	36.4	$2,430	34.6

9. COMMITMENTS AND CONTINGENCIES

The change in accrued warranties for the years ended June 30, 2006 and 2005 is as follows (in thousands of dollars):

Balance as of July 1, 2004	$7,025
Additions - charged to cost of sales	2,612
Reductions for warranty repair costs	(4,261)
Increases as a result of Blease acquisition	464
Release to combined income statement	(2,134)

Balance as of June 30, 2005	3,706

Additions - charged to cost of sales	2,531
Reductions for warranty repair costs	(2,840)

Balance as of June 30, 2006	$3,397

During the year ended June 30, 2005, income from operations was increased by $2.1 million due to revisions to prior year estimates. Actual expenses of repairs under warranty, including parts and labor are charged to this provision when incurred.

Operating leases — The Company leases certain property and equipment under long-term operating leases expiring on various dates through 2014, some of which contain renewal options. Certain of these leases contain clauses for escalations and payment of real estate taxes, maintenance, insurance and certain other operating expenses of the properties. Net rental expense under these leases was $4.0 million and $4.8 million for the years ended June 30, 2006 and 2005, respectively.

In October 2004, Spacelabs Medical amended two real property leases covering office and manufacturing facilities in Issaquah, Washington. Under the amendments, Spacelabs Medical extended the term of such leases by approximately two years and relinquished certain options it held to terminate portions of such leases early. As a result, the leases now expire in December 2014. In consideration, the landlord paid the Company $2.0 million in cash which has been included in operating cash flows and recorded as deferred rent to be amortized over the remaining term of the lease. The leases are accounted for as operating leases.

SPACELABS HEALTHCARE, INC.

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS – CONTINUED

Minimum aggregate future rentals are as follows (in thousands of dollars):

2007	$6,330
2008	5,728
2009	5,047
2010	4,430
2011 and thereafter	19,741

$41,276

Dolphin Medical purchase option — In December 2003, Dolphin Medical entered into a stock purchase and option agreement and a distribution agreement with ConMed Corporation. Under these agreements, in exchange for $2.0 million in cash, Conmed received a 9% interest in Dolphin Medical, exclusive distribution rights for certain products of Dolphin Medical in the United States and an option to purchase substantially all of the operating assets and liabilities of the Dolphin Medical business related to certain specified products. The Company recorded $1.2 million as minority interest and $0.8 million as consideration for the distribution rights based on estimated fair value. The distribution rights liability is being amortized over the five-year term of the distribution agreement. No consideration was allocated to the option as the fair value of the Dolphin Medical assets and liabilities subject to the option was less than the minimum purchase price of the option. The option terminates upon the earlier of December 31, 2008 or the termination of the related distribution agreement with the customer. The option price is set at a multiple of Dolphin Medical’s revenue for the twelve months prior to the exercise of the option but not to be less than $30.0 million through December 31, 2007 and $40.0 million from January 1, 2008 through December 31, 2008. At June 30, 2006, the remaining liability for the distribution rights totaled $0.4 million and is included in deferred revenue in the accompanying consolidated balance sheet. The value of the option at June 30, 2006 was not significant.

Purchase commitment — In November 2004, an agreement was entered into with an OEM manufacturer to design and manufacture a patient monitor for Spacelabs Medical. The agreement specifies that we will buy a minimum number of monitors from the manufacturer during each year of the contract at a fixed price. We may provide 12 months notice to terminate the agreement without cause after the second year of the contract. Notwithstanding this termination clause, our minimum purchase commitment under this agreement is three years of purchases, which totals approximately $8.9 million.

Minimum future purchases under this agreement are as follows (in thousands of dollars):

2007	$2,980
2008	2,980
2009	2,980

$8,940

Letters of credit — The Company has an arrangement with a bank in the United States that provides for up to $0.1 million in letters of credit and $0.4 million in overdrafts borrowings. The overdraft borrowings portion bears interest at the bank’s prime rate (8.25% at June 30, 2006) plus 3%. There were no outstanding letters of credit or outstanding amounts under the overdraft borrowing portion of the facility as of June 30, 2006. The facility is collateralized by a guarantee from OSI.

As of June 30, 2006, the Company had an outstanding bid bond in the amount of $0.8 million which was required to support a tender offer for the Company’s products in a foreign country. The bid bond is secured by a letter of credit issued by a bank in the United States. The letter of credit is secured by a restricted money market account in the amount of $0.8 million. The bid bond expired on July 22, 2006 and no further collateral was required.

SPACELABS HEALTHCARE, INC.

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS – CONTINUED

Litigation — In March 2004, certain individuals named Spacelabs Medical, OSI Systems Inc. and a hospital in a petition claiming that the individuals suffered injuries in March 2003 caused, in part, by a defective monitoring system manufactured by Spacelabs Medical. OSI has been dismissed from the action. The amount of the claim has not yet been specified.

In April 2004, certain individuals named Spacelabs Medical, as well as several other defendants, in a petition that alleges, among other things, that a product possibly manufactured by Spacelabs Medical failed to properly monitor a hospital patient thereby contributing to the patient’s death in November 2001. The amount of the claim has not yet been specified.

In accordance with SFAS No. 5, “Accounting for Contingencies,” the Company has not accrued for loss contingencies relating to the above matters because it believes that, although unfavorable outcomes in the proceedings or unasserted claims may be possible, they are not considered by management to be probable or reasonably estimable. If one or more of these matters are resolved in a manner adverse to the Company, the impact on the Company’s results of operations, financial position and/or liquidity could be material.

In February 2005, a Greek distribution company filed an action in the courts of Greece claiming that Spacelabs orally agreed to appoint them as Spacelabs’ exclusive Greek distributor in 1999, but failed to do so. The distribution company claims that it incurred significant expenses as a result of Spacelabs’ actions, and demands €0.9 million (approximately $1.1 million as of June 30, 2006) in compensation. The Company has accrued a $0.3 million loss contingency for this claim which represents the Company’s best estimate of the probable loss that may be incurred. This amount is included in other accruals in the consolidated balance sheets.

Various lawsuits and claims are pending against the Company, including product liability claims which are generally covered by insurance policies. Although the outcome of such lawsuits and claims cannot be predicted with certainty, the expected disposition thereof will not, in the opinion of management both individually and in the aggregate, result in a material adverse effect on the Company’s results of operations and financial position.

10. STOCK-BASED COMPENSATION

As of June 30, 2006, the Company maintained the following two significant stock option plans: (a) the 2004 Spacelabs Medical Stock Option Plan, and (b) the 2005 Equity Participation Plan (the “2005 Spacelabs Healthcare Plan”).

Stock-based-compensation expense recorded in accordance with SFAS 123(R) for the year ended June 30, 2006 totaled approximately $1.0 million, net of tax. The income tax benefit related to such compensation was approximately $0.6 million. Stock-based compensation expense has been recorded in the consolidated income statement for the year ended June 30, 2006 as follows (in thousands):

Cost of goods sold	$233
Selling, general and administrative	1,192
Research and development	126

$1,551

As of June 30, 2006, total unrecognized compensation cost related to non-vested share-based compensation arrangements amounted to $1.6 million. The Company expects to recognize this cost over a weighted-average period of 1.6 years.

Employee Stock Purchase Plan

Certain of the Company’s U.S. employees are eligible to participate in OSI’s employee stock purchase plan. Under this plan, eligible employees may purchase a limited number of shares of OSI common stock at a discount of up to 15% of the market value of such stock at pre-determined, plan-defined dates. See Note 12. The Company recognized $0.2 million in compensation expense associated with this plan for the year ended June 30, 2006.

SPACELABS HEALTHCARE, INC.

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS – CONTINUED

Stock Option Plans

2004 Spacelabs Medical Stock Option Plan—The 2004 Spacelabs Medical Stock Option Plan was established in April 2004 and authorizes the grant of up to 12,500,000 shares of Spacelabs Medical common stock in the form of nonqualified options. Under the 2004 Spacelabs Medical Stock Option Plan, the Company may grant stock options to employees, including those of its subsidiaries, consultants and to the non-employee directors of Spacelabs Medical. Stock options granted under this plan may not be exercised more than ten years after the date of grant.

The Company estimates the fair value of each stock option award as of the date of grant, using a Black-Scholes option pricing model that uses assumptions detailed in the table below. The Company based expected volatilities on the historical volatilities of the publicly traded common stock of a select peer group of companies that are similar to Spacelabs Medical. The Company has determined the 2006 expected term assumption under the “Simplified Method” as defined in SAB 107, as it lacks historical data and is unable to make reasonable expectations regarding future exercise patterns. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

The Company has determined the fair value of options issued during the fiscal years ended 2006 and 2005 on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	2006	2005
Expected dividend	0%	0%
Risk-free interest rate	3.3%	3.2%
Expected volatility	51.0%	51.2%
Expected life (in years)	3.6	3.6

The following summarizes stock option activity for the fiscal years ended 2006 and 2005:

	Number of Options	Weighted- Average Exercise Price	Weighted-Average Remaining Contractial Term (in years)	Aggregate Intrinsic Value ($000)
Outstanding — July 1, 2004	4,887,500	$0.58
Granted	4,188,500	0.80
Exercised	—	—
Canceled	(1,152,500)	0.59

Outstanding — June 30, 2005	7,923,500	$0.70
Granted	739,000	1.10
Converted into Plan	1,065,680	0.58
Exercised	—	—
Canceled	(242,559)	0.70
Converted out of Plan	(9,485,621)	0.72

Outstanding — June 30, 2006	—	$—	—	$—

Exercisable at June 30, 2006	—	$—	—	$—

The per-share weighted-average grant-date fair value of stock options issued under the 2004 Spacelabs Medical Stock Option Plan was $0.45 and $0.33 for the years ended June 30, 2006 and 2005, respectively. No option-holders under the 2004 Spacelabs Medical Stock Option Plan exercised their options during the year ended June 30, 2006.

SPACELABS HEALTHCARE, INC.

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS – CONTINUED

In fiscal year 2006, 30,529 OSI options granted to Company employees were converted into 1,065,680 options under the 2004 Spacelab Medical Stock Option Plan. As a result of the conversion, the Company recognized additional compensation expense of $0.2 million for the year ended June 30, 2006.

On March 6, 2006, all 9,485,621 outstanding options under the 2004 Spacelabs Medical Stock Option Plan were converted into options under the 2005 Spacelabs Healthcare Plan. As a result of this conversion, no additional compensation expense was required to be recognized for the year ended June 30, 2006. The Company does not expect to make any future grants under the 2004 Spacelabs Medical Stock Option Plan.

2005 Spacelabs Healthcare Plan—The Company established the 2005 Spacelabs Healthcare Plan in October 2005 under which it authorized the grant of up to 10,000,000 shares of Spacelabs Healthcare common stock. Under the 2005 Spacelabs Healthcare Plan, the Company may grant to employees, including those of its subsidiaries, consultants and to the non-employee directors of Spacelabs Healthcare, incentive or nonqualified options to purchase shares of Spacelabs Healthcare common stock. Stock options granted under this plan may not be exercised more than ten years after the date of grant.

The Company estimates the fair value of each option award as of the date of grant using a Black-Scholes option pricing model that uses assumptions detailed in the table below. The Company based expected volatilities on the historical volatilities of the publicly traded common stock of a select peer group of companies that are similar to Spacelabs Healthcare. The Company has determined the 2006 expected term assumption under the “Simplified Method” as defined in SAB 107, as it lacks historical data and is unable to make reasonable expectations regarding future exercise patterns. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

The Company determined the fair value of the options issued during the year ended June 30, 2006 on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions:

2006
Expected dividend	0%
Risk-free interest rate	4.6%
Expected volatility	44.2%
Expected life (in years)	3.6

The following table summarizes the 2005 Spacelabs Healthcare Plan’s stock option activities for the year ended June 30, 2006:

	Number of Options	Weighted- Average Exercise Price	Weighted-Average Remaining Contractial Term (in years)	Aggregate Intrinsic Value ($000)
Outstanding — July 1, 2005	—	—
Granted	390,000	$2.46
Converted into Plan	5,215,452	1.29
Exercised	(2,543)	1.05
Canceled	(128,790)	1.14

Outstanding — June 30, 2006	5,474,119	$1.37	3.3	$5,920

Exercisable at June 30, 2006	1,823,123	$1.17	3.0	$2,328

The per-share weighted-average grant-date fair value of stock options granted under the 2005 Spacelabs Healthcare Plan was $1.00 for the year ended June 30, 2006, respectively. There were no options granted prior to fiscal year 2006. This intrinsic value of option exercises under the 2005 Spacelabs Healthcare Plan during the fiscal year ending June 30, 2006 was $3,636.

SPACELABS HEALTHCARE, INC.

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS – CONTINUED

Additional information relating to the 2005 Spacelabs Healthcare Plan’s stock options at June 30, 2006 as follows:

2006
Options exercisable	1,823,123
Options available for grant	4,523,338
Total shares reserved for stock option plan	10,000,000

Pro forma SFAS 123 disclosure

Prior to July 1, 2005 and the adoption of SFAS 123(R), the Company accounted for its employee stock option plans by applying the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations (“APB Opinion 25”). Among these interpretations, FASB Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25,” issued in March 2000, directs that compensation expense should generally be determined on the date of grant, but only if the fair value of the underlying stock exceeded the exercise price on such date. The Company adopted the disclosure-only requirements of SFAS 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) and SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” (“SFAS 148”), an amendment to SFAS 123. These statements establish accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation plans. As permitted by SFAS 123 and SFAS 148, the Company elected to continue to apply the intrinsic-value based method described above.

If the fair-value-based method had been applied in measuring stock-based compensation expense under SFAS 123, as amended by SFAS 148, the pro forma effect on net income and earnings per share would have been as follows (in thousands, except per share amounts):

Year Ended June 30, 2005
Net income, as reported	$4,601
Less stock-based employee compensation expense under fair value based method, net of tax related effects	(197)

Pro forma net income	$4,404

Earnings per share:
Basic, as reported	$0.08
Basic, pro forma	$0.08
Diluted, as reported	$0.08
Diluted, pro forma	$0.08

SPACELABS HEALTHCARE, INC.

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS – CONTINUED

11. RELATED-PARTY TRANSACTIONS

Allocations — All operating expenses associated with the Company are included in the accompanying consolidated/combined financial statements, including expenses incurred by OSI on behalf of the Company. Certain corporate expenses incurred by OSI that are not practicable to be specifically identified as costs of the Company, which include human resources, treasury, accounting, information technology and executive officer costs, have been allocated by OSI. Management has allocated these costs based on percentage estimates of time or departmental effort devoted to working on Company related matters in relation to overall OSI matters. Allocated costs of $1.6 million and $1.5 million for the years ended June 30, 2006 and 2005, respectively, are included in selling, general and administrative expenses in the accompanying combined statement of operations. Management of the Company believes these methods of allocation are reasonable, and approximate what these expenses would have been on a stand-alone basis.

Loan from Parent — OSI provides loans to the Company for working capital needs and to fund acquisitions. Through June 30, 2005, the loans were non-interest bearing and had unspecified repayment terms. On October 24, 2005, the Company entered into a formal loan agreement with OSI that specifies that interest is accrued on the loans at LIBOR rate plus 1.65% and that allows OSI to call for full or partial repayment of the loans with a notice period of 367 days. As notice from OSI has not been provided as of June 30, 2006, the loans are recorded as long term on the accompanying balance sheet. The Company believes the carrying value of the loan from Parent approximates its fair value as the loan bears a market rate of interest. During the year ended June 30, 2006, the Company paid OSI approximately $1.4 million in interest expense on these loans.

Supply arrangements — Spacelabs Medical purchases printed circuit board assemblies and accessories from other subsidiaries of OSI. Dolphin Medical purchases sub-assemblies and finished goods from various OSI subsidiaries. For the years ended June 30, 2006 and 2005, inventory purchases from OSI affiliates were $17.0 million and $10.8 million, respectively. Management of the Company believes the costs of these purchases are equivalent to what the Company could purchase from third party suppliers. As of June 30, 2006, the Company’s related party payable under the supply arrangements was $4.3 million.

Manufacturing and office facilities — Certain of the Company’s businesses share manufacturing and office space with OSI and its subsidiaries. The cost of these facilities is charged to the Company based on square-footage of the shared facility. The amounts charged to the Company for the years ended June 30, 2006 and 2005 were $0.6 million and $0.4 million, respectively.

Insurance — The Company is covered under OSI’s various liability and property insurance coverages. The actual costs of these coverages are charged to the Company on a specific identification basis. The amounts charged to the Company for the years ended June 30, 2006 and 2005 were $1.8 and $1.6 million, respectively.

Other — OSI and certain of its subsidiaries perform other activities on behalf of the Company including accounting, legal, information technology, and engineering. For the years ended June 30, 2006 and 2005, OSI charged the Company $0.4 million and $0.5 million, respectively, related to these services based on the actual costs of the services provided. In addition, Spacelabs Medical also performs certain activities on behalf of OSI and certain of its subsidiaries. Spacelabs Medical charged OSI $0.2 million for these services during the year ended June 30, 2006.

Tax sharing agreement – On October 24, 2005, the Company entered into a tax sharing agreement with OSI. The agreement becomes effective once OSI’s ownership interest in the Company falls below 80% whereby the Company will no longer be able to be included in OSI’s consolidated U.S. federal income tax return. The terms of this agreement assign responsibility to the Company for all taxes arising in the pre-separation period attributable to the Company. OSI will retain, and indemnify the Company for, among other things, the tax liabilities incurred as a result of transferring assets to the Company. Any other separation-related tax liabilities generally will be paid by the party legally responsible and OSI and the Company agreed to cooperate in the resolution of such taxes. The tax sharing agreement also deals with the allocation of obligations and responsibilities in connection with certain administrative matters relating to taxes.

SPACELABS HEALTHCARE, INC.

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS – CONTINUED

12. EMPLOYEE BENEFIT PLANS

Defined contribution plan — The U.S. employees of the Company are eligible to participate in OSI’ qualified employee retirement savings plan. The plan provides for a contribution by the Company, which is determined annually by the Board of Directors. In addition, the plan permits voluntary salary reduction contributions by employees. The Company contributed $0.7 million and $0.6 million to the plan for the fiscal years ended June 30, 2006 and 2005, respectively.

OSI employee stock purchase plan — The U.S. Employees of the Company who have been regular employees for at least six months and who meet certain other criteria, are eligible to purchase shares of OSI Common Stock through regular payroll deductions. The plan is administered by the Board of Directors of OSI or a committee of the board and qualifies as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code. The Company’s liability to the plan was $0.3 million and $0.3 million at June 30, 2006 and 2005, respectively, representing payroll deductions from the Company’s employees that have not yet been used to purchase OSI Common Stock.

13. SEGMENT INFORMATION

The Company operates in two reportable segments as defined by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“FAS 131”). The Equipment, Services and Supplies segment includes two operating segments Patient Monitoring/Anesthesia and Dolphin Medical. The Clinical Trial Services segment includes the Company’s medical data services business. The Patient Monitoring/Anesthesia and Dolphin Medical operating segments have been aggregated pursuant to the rules of FAS 131. The aggregated businesses provide products and services within the medical products market and have similar economic characteristics, including similar operating margins. The businesses have similar production processes, similar types and classes of customers, and sell through similar distribution channels. In addition, the different businesses operate within the same overall regulatory environment. The accounting policies of the two segments are identical to the policies in Note 1. There were no inter-segment revenues during the fiscal years ended June 30, 2006 and 2005.

The following tables present the operations and identifiable assets by segment (in thousands):

	June 30, 2006			June 30, 2005
	Equipment, Services & Supplies	Clinical Trial Services	Total	Equipment, Services & Supplies	Clinical Trial Services	Total
External customer revenue	$215,377	$5,250	$220,627	$190,205	$5,526	$195,731
Income (loss) from operations	$14,157	$(578)	$13,579	$7,311	$(202)	$7,109
Total assets	$148,538	$4,000	$152,538	$128,382	$2,879	$131,261
Capital expenditures	$3,408	$1,724	$5,132	$3,595	$305	$3,900
Depreciation and amortization expense	$4,276	$213	$4,489	$3,276	$28	$3,304

SPACELABS HEALTHCARE, INC.

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS – CONTINUED

Revenues from external customers by geographic region, based on location of the end-customer, and by product group are as follows for the years ended June 30, 2006 and 2005 (in thousands):

	June 30, 2006			June 30, 2005
	United States	Foreign	Total	United States	Foreign	Total
Capital equipment	$113,501	$52,705	$166,206	$93,778	$40,034	$133,812
Service, spare parts, supplies and accessories	35,556	18,865	54,421	36,604	25,315	61,919

Total revenue	$149,057	$71,570	$220,627	$130,382	$65,349	$195,731

No single country outside of the United States represents more than 10% of total revenue.

The Company’s long-lived assets are distributed as follows (in thousands):

	June 30,
	2006	2005
United States	$24,583	$22,524
Foreign	10,761	10,455

Total long-lived assets	$35,344	$32,979

Long-lived assets in the U.K. were $8.9 million and $9.2 million as of June 30, 2006 and 2005, respectively.

14. SUPPLEMENTAL CASH FLOW INFORMATION

The following provides additional information concerning cash flow activities for the years ended June 30, 2006 and 2005 (in thousands):

	June 30,
	2006	2005
Interest paid	$1,306	$30
Taxes paid	$1,183	$592
Unrealized gain on marketable securities	$26	$154

15. SUBSEQUENT EVENTS

Credit Agreement — On July 18, 2006, the Company entered into a five-year term loan and revolving credit agreement with Bank of the West. The credit agreement provides for an acquisition term loan of up to $27.4 million and a revolving credit facility of $10.0 million. The term loan may be used only to fund the acquisition of Del Mar Reynolds (see below). The term loan will be repayable in equal quarterly installments in the amount of 1/28th of the total borrowed amount for 20 quarters, with a balloon payment of the remaining balance due on July 18, 2011. Any balances outstanding on the revolving loan are due in full on July 18, 2009. Interest on the loans is payable quarterly at a margin above either LIBOR or Prime, at the Company’s option, with the margin varying based on the Company’s Leverage Ratio (as defined in the credit agreement). The credit agreement is secured by all U.S. assets of the Company and by shares of its subsidiaries. The credit agreement contains customary restrictions and financial covenants. Such restrictions include limitations payment of dividends, acquisitions and incurrence of additional debt. The financial covenants include maintaining compliance with minimum net worth requirements and certain financial ratios.

SPACELABS HEALTHCARE, INC.

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS – CONTINUED

Acquisition of Del Mar Reynolds — On July 31, 2006, the Company completed the acquisition of the Del Mar Reynolds Cardiac division of Ferraris Group PLC, a company registered in England and Wales. The acquired operations develop, manufacture and market cardiac monitoring systems, including Holter recorders, ECG, stress systems and related software and services to hospitals, primarily in the U.S., Germany and the United Kingdom. Del Mar Reynolds also operates a core laboratory business that provides clinical trial services to pharmaceutical companies and to clinical research organizations.

Consideration for the acquisition consisted of an initial cash payment of £13.9 million ($25.2 million), subject to (1) a working capital adjustment based on the difference between an agreed amount of working capital and the actual working capital amount at July 31, 2006, and (2) an adjustment of plus or minus £1 million ($1.8 million) based upon revenue and earnings results for Del Mar Reynolds for the 13-month period ending September 30, 2006. Furthermore, contingent consideration of up to £5 million ($9.1 million) is payable if Del Mar Reynolds achieves certain revenue targets during fiscal year 2007. The additional earn-out, if any, may be satisfied, at the Company’s discretion, either in cash or by the issuance of Spacelabs Healthcare common stock. On September 11, 2006 the Company received £0.9 million ($1.7 million) back from Ferraris Group PLC based on the results of the working capital adjustment. The initial cash payment was funded by an advance against the Bank of the West term loan facility.